CERTIFICATE OF OFFICER

OF

LENNAR PARTNERS, INC

Pooling and Servicing Agreement

(the "Agreement"), dated August 15, 2003, among WACHOVIA

COMMERCIAL MORTGAGE SECURITIES, INC. formerly known as FIRST

UNION COMMERCIAL MORTGAGE SECURITIES, INC., as Depositor,

WACHOVIA BANK, N.A. formerly known as FIRST UNION NATIONAL

BANK, Master Servicer,

LENNAR PARTNERS, INC., as Special Servicer, WELLS FARGO BANK

MINNESOTA, NATIONAL ASSOCIATION, as Trustee, and LASALLE BANK

NATIONAL ASSOCIATION, as Paying Agent.

(FUNB 2001-C3)

The undersigned, Susan K. Chapman, as Vice President of LENNAR PARTNERS, INC., a Florida Corporation (the "Company"), in accordance with Section 3.13 of the Agreement, does hereby certify on behalf of the Company that (i) a review of the activities of the Company during the year ended December 31, 2003 and of the Company's performance under the Agreement has been made under my supervision, (ii) to the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under the Agreement throughout such period ended December 31, 2003 and (iii) the Company has received no notice regarding qualification, or challenging the status, of REMIC I, REMIC II as a REMIC under the REMIC Provisions or of the Grantor Trust under the Grantor Trust Provisions from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2004.

Susan K. Chapman

Susan K. Chapman

Vice President

Lennar Partners, Inc.

OC FUNB 2001-C3